Blue Valley Ban Corp.		NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128	Contact:	Mark A. Fortino
Chief Financial Officer
(913) 338-1000
For Immediate Release Tuesday, March 23, 2010
Blue Valley Ban Corp. Reports Annual and Fourth Quarter 2009 Results
Overland Park, Kansas, March 23, 2010 — Blue Valley Ban Corp. (OTCBB: BVBC) (the “Company”) today announced a net loss for the fourth quarter of 2009 was $2.8 million, or fully-diluted loss per share of $1.03, compared to net loss of $4.7 million, or fully-diluted loss per share of $1.92 for the same period in 2008.
“2009 has proved to be another challenging year for the Banking Industry and the Company. Despite the challenges, the Company’s subsidiary, Bank of Blue Valley, has maintained capital levels in excess of the regulatory requirement for a well capitalized institution, as well as maintained a strong liquidity position. Our strong capital and liquidity position has enabled us to address these difficult economic times and remain an active lender in our community. We expect 2010 to be a year we continue to improve the quality of our loan portfolio, expand and deepen our deposit funding base and look for opportunities to improve our non interest income and net interest margin.” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
Operating Results
For the twelve-month period ending December 31, 2009, net interest income decreased 22.37% to $18.1 million compared to $23.3 million for the same period in the prior year, primarily due to the overall decrease in market rates earned on average earning assets and a change in asset mix, specifically higher average federal funds sold and other short-term investment balances with lower yields. While the federal funds rate has remained unchanged during 2009, the Federal Reserve lowered the federal funds rate 400 basis points during 2008 and the interest on our variable rate assets were reduced accordingly. Contributing to the decrease in interest income was an increase in the average balance of non-accrual loans, as compared to the same period in the prior year, due to the decline in the credit quality of the loan portfolio. The increase in interest income was partially offset by a decrease in interest expense. As market rates have declined, the rates paid on deposits have also declined.
Provision for Loan Losses in 2009 was $21.6 million compared to $17.0 million in 2008. The increase in the provision for loan losses was a result of the continued decline in the general economic conditions during 2009. As a result, management further refined the allowance for loan loss methodology to reflect the inherent losses in our loan portfolio and the weakened economic conditions. Management accessed the loan portfolio, specifically the non-performing loans, on a credit by credit basis to assess reserve requirements. Management charged down approximately $15.1 million in non-performing loans primarily related to the decline in the credit quality of the real estate and construction portfolios and several commercial credit relationships.
Non-interest income experienced a slight decrease to $8.3 million in 2009 from $8.4 million in 2008. In 2008, the Company realized $1.0 million as a result of legal judgment. Excluding the $1.0 million legal judgment recorded in 2008, the Company experienced an increase in non-interest income in 2009 of $844,000, or 11.39%, as compared to 2008. Loans held for sale fee income increased $649,000, or 30.38%, as compared to the prior year. This increase was attributed to an increase in mortgage loans held for sale originations and refinancing experienced as a result of historically low mortgage rates offered on loans during 2009. This increase was offset by the adoption of the fair value option for financial assets and financial liabilities for mortgage loans held for sale, which resulted in a net realized loss on mortgage loans held for sale of $111,000 recorded in loans held for sale fee income during 2009.

Other changes reflected in non-interest income include a decrease in NSF charges and service fees by $169,000, or 10.30%, as a result of fewer overdraft items by our customers and a decrease in account service charges on commercial accounts due to a slight increase in the earnings credit rate they receive on their accounts. Other service charge income, which includes income from trust services, investment brokerage, merchant bankcard processing and debit card processing, increased by $120,000, or 7.24%. This increase was a result of income generated from signature based debit card transactions associated with our performance checking product. The number of performance checking accounts increased by 34.71% during 2009. This increase in other service charges income was partially offset by a decrease in fee income generated from our investment brokerage services due to the volatility in the market. Realized gains on available-for-sale securities decreased $356,000, or 50.71%, as compared to 2008 as a result of the Company selling $11.0 million in available-for-sale securities in 2009 compared to $23.0 million in securities sold in 2008, as well as the market providing slightly higher gains in 2008 as compared to 2009. Other income increased $600,000, or 47.06%, as compared to the prior year due to the gains realized on the sale of foreclosed assets held for sale and rental income received on foreclosed assets held for sale. In addition, the increase in other income was a result of the Company recording the net fair value of certain mortgage loan-related commitments which resulted in an increase in other income of $236,000.
Non-interest expense decreased 3.23% to $27.8 million during 2009, compared to $28.8 million in the prior year primarily due to the goodwill impairment charge of $4.8 million recognized during the fourth quarter of 2008. Non-interest expense, excluding the goodwill impairment charge, increased $3.9 million, or 16.26%, from 2008 to 2009. The increase in non-interest expense, excluding the goodwill impairment, was primarily attributed to an increase in other operating expenses of $4.5 million, or 53.64%. Other operating expenses have increased as a result of an increase in expenses related to foreclosed assets held for sale due to an increase in the number of properties foreclosed on and held for sale. Expenses related to foreclosed assets held for sale include insurance, appraisals, utilities, real estate property taxes, legal, repairs and maintenance, and associated loss on sale. The Company also recorded a $1.4 million provision for other real estate owned as a result of the continued decline in the real estate market and real estate values. In addition, the increase was the result of an increase in the FDIC insurance premium rates effective April 1, 2009 and the FDIC special assessment imposed on each FDIC-insured depository institution in order to rebuild the Deposit Insurance Fund and help maintain public confidence in the banking system. The expense paid by the Company for the special assessment was $364,000.
For the fourth quarter of 2009, net interest income decreased 22.09% to $4.3 million compared to $5.5 million for the same period in the prior year, primarily due to the decrease in market rates during 2008 and a change in asset mix, specifically higher average federal funds sold and other short-term investment balances with lower yields. Lower average loan balances have also contributed to lower interest income. Average loan balances for the fourth quarter of 2009, as compared to the same period in the prior year, declined by $80.0 million, or 12.29%, as a result of several larger loan payoffs, loan foreclosures, and lower loan origination volume due to the current economic environment. Another factor contributing to the decrease in net interest income was an increase in the average balance of non-accrual loans, as compared to the same period in the prior year, due to the decline in the credit quality of the loan portfolio as a result of the weakened economic conditions. Provision for loan losses increased to $2.5 million compared to $1.6 million for the same period in the prior year. The slight increase in the 2009 fourth quarter provision was a result of reserves provided to address the current risk in the loan portfolio as a result of the continued decline in the general economy and the real estate market.
Non-interest income increased to $1.7 million during this period from $1.5 million for the same period in the prior year. Loans held for sale fee income increased $76,000, or 19.06%, as compared to the same period in the prior year. This increase was attributed to an increase in mortgage loans held for sale originations and refinancing experienced as a result of historically low mortgage rates offered on loans during 2009. This increase was offset by the adoption of the fair value option for financial assets and financial liabilities for mortgage loans held for sale, which resulted in a net realized loss on mortgage loans held for sale during the fourth quarter of $127,000 recorded in loans held for sale fee income. In addition, the increase in other income was a result of the Company recording the net fair value of certain mortgage loan-related commitments which resulted in an increase in other income for the fourth quarter of 2009 of $156,000.
Non-interest expense decreased $3.2 million, or 29.63%, to $7.5 million during the fourth quarter of 2009 compared to $10.7 million for the same period in the prior year. In the fourth quarter of 2008, the Company recorded a goodwill impairment charge of $4.8 million. Excluding this impairment charge, non-interest expense increased $1.7 million, or 28.56%. The increase was primarily a result of an increase in expenses related to foreclosed assets held for sale due to an increase in the number of properties foreclosed on and held for sale. Expenses related to foreclosed assets held for sale include insurance, appraisals, utilities, real estate property taxes, legal, repairs and maintenance, and associated loss on sale. The Company also recorded a $375,000 provision for other real estate owned during the fourth quarter of 2009 as a result of the continued decline in the real estate market and real estate values.
Total assets, loans and deposits at December 31, 2009 were $774.0 million, $554.1 million and $590.1 million, respectively, compared to $815.7 million, $662.4 million and $600.9 million at December 31, 2008, respectively, decreases of 5.12%, 16.35% and 1.79%, respectively. As of December 31, 2009, the Company’s subsidiary, Bank of Blue Valley, maintained capital levels in excess of the regulatory requirement for a well capitalized institution.
About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to closely-held businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or the negative of these terms or other comparable terminology. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; inability to maintain or increase deposit base and secure adequate funding; a continued deterioration of general economic conditions or the demand for housing in the Company’s market areas; deterioration in the demand for mortgage financing; legislative or regulatory changes; regulatory action; continued adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the Company’s non-payment on TARP funds or Trust Preferred Securities; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation to which the Company may become a party, and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time, and it is not possible for us to predict all risk factors. Nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

BLUE VALLEY BAN CORP.
YTD AND FOURTH QUARTER 2009
FINANCIAL RESULTS
(In thousands, except per share data)
(unaudited)

	2009	2008
Twelve Months Ended December 31
Net interest income	$18,096	$23,307
Provision for loan losses	21,635	17,025
Non-interest income	8,256	8,412
Non-interest expense	27,841	28,769
Net loss	(14,610)	(10,251)
Net loss available to common shareholder	(15,655)	(10,251)
Net loss per share — Basic	(5.68)	(4.20)
Net loss per share — Diluted	(5.68)	(4.20)
Return on average assets	(1.79)%	(1.31)%
Return on average equity	(33.07)%	(17.53)%

Three Months Ended December 31
Net interest income	$4,260	$5,468
Provision for loan losses	2,500	1,625
Non-interest income	1,711	1,512
Non-interest expense	7,494	10,650
Net loss	(2,542)	(4,695)
Net loss available to common shareholder	(2,832)	(4,695)
Net income (loss) per share — Basic	(1.03)	(1.92)
Net income (loss) per share — Diluted	(1.03)	(1.92)
Return on average assets	(1.28)%	(2.28)%
Return on average equity	(27.08)%	(34.53)%

At December 31
Assets	$773,967	$815,700
Loans	554,111	662,401
Deposits	590,110	600,868
Stockholders’ Equity	60,603	76,439
Total capital to risk-weighted assets ratio	12.54%	13.82%
Book value basic	14.09	19.97